Exhibit 99.1

Hemisphere Media Group Announces First Quarter 2018 Financial Results

First Quarter Financial Results Impacted by Continued Disruption Caused by Hurricane Maria

First Quarter Results Show Improving Metrics on a Sequential Basis as Puerto Rico Recovery Advances

Enters into Agreement to Acquire a 75% Interest in Snap TV; Opportunity to Monetize Hemisphere Productions and Drive

Content Licensing Revenue

MIAMI, FL — (May 4, 2018) — Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms, today announced financial results for the first quarter ended March 31, 2018.

President and Chief Executive Officer of Hemisphere, Alan Sokol, said, “Our first quarter results reflect continued progress in Puerto Rico’s recovery.  We have begun to see signs of normalization across the island that give us confidence for the future, as vital services are now available to virtually the entire island and electricity has been restored to 98% of homes.  While we expect that there will be some volatility to the recovery efforts, we anticipate continued progress through the remainder of the year.

In the first quarter of 2018, on a year-over-year basis, Hemisphere’s Adjusted EBITDA decreased 27%, due to the continued disruption caused by Hurricane Maria. Nonetheless, as compared to the fourth quarter, both advertising revenue and retransmission fees grew significantly and Adjusted EBITDA increased by 54%, despite the first quarter typically being our seasonally weakest. This reflects the improvement in conditions in Puerto Rico, as well as our continued effective execution, notwithstanding the challenging environment.

Our business outside of Puerto Rico continues to perform well, with continued organic subscriber growth, once again highlighting the unique growth paradigm of our U.S. networks. In addition, we drove significant U.S. advertising revenue increases in the first quarter, led by robust growth at Cinelatino and WAPA America.

Our strategic investments are also off to a solid start in 2018.  Pantaya, our OTT platform remains one of the top downloaded entertainment apps on iOS and Android, while Canal 1, the #3 rated national broadcast network in Colombia, continues to grow ratings and audience share with its differentiated news and content offering.”

As of midnight, May 4, 2018, the Company has reached an impasse in negotiations with DIRECTV in Puerto Rico regarding its retransmission consent agreement.  As a result, WAPA is currently not being broadcast in Puerto Rico to DIRECTV customers.  The Company has engaged in extended negotiations with DIRECTV, but does not believe that DIRECTV is properly valuing WAPA and WAPA Deportes’ extraordinary lineup of news, sports and entertainment programming.  Recently, the Company successfully signed a new retransmission consent agreement with another large pay television distributor in Puerto Rico, which is now paying fair market value for WAPA’s programming.  The Company is hopeful that DIRECTV will follow suit and that the blackout will be short-lived.

Hemisphere Enters Into Definitive Agreement to Acquire 75% Interest in Snap TV

Hemisphere today announced that it reached a definitive agreement to acquire a 75% interest in Snap Global, LLC (“Snap TV”), a leading independent distributor of content to broadcast, pay TV and OTT platforms in Latin America. As part of the investment, the Company has also signed a co-production joint venture with Mar Vista Entertainment, an established independent film and TV production company and minority owner of Snap TV, to co-produce new original movies and series.  Financial terms of the transaction were not disclosed.

Snap TV distributes third party content to major free and pay TV broadcasters and OTT platforms serving Latin America and other Spanish speaking markets. Snap TV has also co-produced successful series for NatGeo and History Channel in Latin America, and together with Mar Vista, has produced movies in Latin America. Snap TV will be based in Hemisphere’s Miami headquarters.

“We are thrilled to be acquiring a majority interest in Snap TV,” continued Sokol. “Snap TV is one of the fastest growing and most innovative content distribution companies in Latin America. Content distribution is an important strategic asset, and we are confident that our resources and combined expertise will accelerate Snap’s growth and position it as the leading independent distributor of Hispanic content. Our partnership with Mar Vista will facilitate expansion of our original production strategy, and provide us with world-class content that we can exploit on our networks and platforms and syndicate to existing and emerging platforms.”

Financial Results for the Three Months Ended March 31, 2018

Net revenues were $29.0 million for the three months ended March 31, 2018, as compared to net revenues of $34.2 million for the comparable period in 2017. The decrease in the three months ended March 31, 2018 was due to a $4.7 million decline in advertising revenue, driven by the continued impact of Hurricane Maria, particularly the widespread loss of power, the restoration of which continued during the period. Additionally, in 2017, the Company benefited from advertising sales for the World Baseball Classic televised on WAPA, which did not occur in 2018.  The decrease in net revenues in the period was also due to a $1.0 million, or 5%, decline in subscriber and retransmission fees as a result of the interruption caused by Hurricane Maria on subscriptions of pay television distributors in Puerto Rico, as well as the termination of carriage of Television Dominicana by AT&T in September 2017. This decline was partially offset by rate increases and organic growth in U.S. cable network subscribers.  Other revenues increased $0.5 million in the three months ended March 31, 2018, due to the timing and availability of content licensed to third parties.

Operating expenses were $24.2 million for the three months ended March 31, 2018, as compared to operating expenses of $27.1 million for the comparable period in 2017.  The decrease in the three months ended March 31, 2018 was primarily due to lower programming and production costs, as WAPA implemented cost savings measures following Hurricane Maria, offset in part by incremental Hurricane Maria related expenses of $0.5 million. Additionally, transaction expenses were lower, primarily due to fees incurred in the prior year period in connection with the refinancing of the Company’s Term Loan.

Net loss was $7.6 million for the three months ended March 31, 2018, as compared to net income of $2.7 million in the comparable period in 2017.  The decline in net income was due to lower revenues as a result of the impact of Hurricane Maria and loss on equity investments.

Adjusted EBITDA was $10.6 million for the three months ended March 31, 2018, as compared to Adjusted EBITDA of $14.5 million for the comparable period in 2017.

As of March 31, 2018, the Company had $209.1 million in debt and $107.4 million of cash.  The Company’s leverage ratio was approximately 4.4 times, and net leverage ratio was approximately 2.2 times.

As previously announced, the Company implemented a share repurchase plan during the third quarter of 2017.  During the three months ended March 31, 2018, the Company repurchased 3,225 shares of common stock at a weighted average price of $10.50, for an aggregate purchase price of approximately $34,000.

During the three months ended March 31, 2018, the Company funded $14.8 million in investments towards its strategic ventures, primarily related to Canal 1.

The following tables set forth the Company’s financial performance for the three months ended March 31, 2018 and 2017, as well as select financial data as of March 31, 2018 and December 31, 2017:

HEMISPHERE MEDIA GROUP, INC.

Comparison of Consolidated Operating Results

(amounts in thousands)

	Three Months Ended March 31,
	2018	2017
	(Unaudited)

Net revenues	$29,035	$34,191
Operating Expenses:
Cost of revenues	9,427	10,541
Selling, general and administrative	10,584	10,228
Depreciation and amortization	3,997	4,115
Other expenses	233	2,250
Gain on disposition of assets	(3)	—
Total operating expenses	24,238	27,134

Operating income	4,797	7,057

Other expense:
Interest expense, net	(2,884)	(2,628)
Loss on equity investments	(9,795)	—
Total other expense	(12,679)	(2,628)
(Loss) income before income taxes	(7,882)	4,429

Income tax benefit (expense)	323	(1,684)
Net (loss) income	$(7,559)	$2,745

Reconciliation of net (loss) income to Adjusted EBITDA:
Net (loss) income	$(7,559)	$2,745
Add (Deduct):
Income tax (benefit) expense	(323)	1,684
Other expense	12,679	2,628
Gain on disposition of assets	(3)	—
Transaction and non-recurring expenses	239	2,278
Hurricane related expenses	536	—
Depreciation and amortization	3,997	4,115
Stock-based compensation	996	1,070
Adjusted EBITDA	$10,562	$14,520

Selected Financial Data:

(amounts in thousands)

	As of	As of
	March 31, 2018	December 31, 2017
	(Unaudited)	(Audited)

Cash	$107,377	$124,299
Debt (a)	$209,081	$211,214

Leverage ratio (b):	4.4x	4.1x
Net leverage ratio (c):	2.2x	1.7x

(a) Represents the aggregate principal amount of the debt.

(b) Represents gross debt divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

(c)  Represents gross debt less cash divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

The following table presents estimated subscriber information (unaudited):

	Subscribers (a) (amounts in thousands)
	March 31, 2018	December 31, 2017
U.S. Cable Networks:
WAPA America (b)	4,383	4,362
Cinelatino	4,543	4,424
Pasiones	4,448	4,450
Centroamerica TV	4,203	4,127
Television Dominicana	1,942	1,876
Total	19,519	19,239

Latin America Cable Networks:
Cinelatino	16,123	16,087
Pasiones	15,230	14,776
Total	31,353	30,863

(a)         Amounts presented are based on most recent remittances received from our Distributors as of the respective dates shown above, which are typically two months prior to the dates shown above.

(b)         Excludes digital basic subscribers.

Non-GAAP Reconciliations

Within Hemisphere’s first quarter 2018 press release, Hemisphere makes reference to the non-GAAP financial measure, “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. When presenting Adjusted EBITDA, Hemisphere’s management adds back (deducts) from net income or net loss, if any, depreciation expense, amortization of intangibles, gain on disposition of assets, transaction and non-recurring expenses including hurricane related expenses, income tax (benefit) expense, interest expense, stock-based compensation, and other expense items. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding Hemisphere’s financial condition, results of its operations and cash flows has been provided in the Form 8-K filed in connection with this press release. A reconciliation of net income to Adjusted EBITDA can be found above in the table that sets forth Hemisphere’s financial performance for the three months ended March 31, 2018 and 2017.

Conference Call

Hemisphere will conduct a conference call to discuss its first quarter 2018 results at 10:00 AM ET on Friday, May 4, 2018.   A live broadcast of the conference call will be available online via the company’s Investor Relations website located at http://ir.hemispheretv.com/. Alternatively, interested parties can access the conference call by dialing (877) 497-1436, or from outside the United States at (262) 558-6292, at least five minutes prior to the start time. The conference ID for the call is 8877848.

A replay of the call will be available beginning at approximately 1:00 PM ET on Friday, May 4, 2018 by dialing (855) 859-2056, or from outside the United States by dialing (404) 537-3406. The conference ID for the replay is 8877848.

Forward-Looking Statements

Statements in this press release and oral statements made from time to time by representatives of Hemisphere may contain certain statements about Hemisphere and its consolidated subsidiaries that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include, but are not limited to, the effects of Hurricane Maria in the short and long-term on Hemisphere’s business and the advertising market in Puerto Rico as well as Hemisphere’s customers, employees, third-party vendors and suppliers, the effect on retransmission and subscriber fees that Hemisphere receives, the timing under which power is fully restored to all of Puerto Rico, short and long-term migration shifts in Puerto Rico, Hemisphere’s ability to timely and fully recover proceeds under our insurance policies, Hemisphere’s ability to close the acquisition of Snap TV,  Hemisphere’s ability to successfully integrate the acquired assets and achieve anticipated synergies, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the headings “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (NASDAQ: HMTV) is the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico, and has ownership interests in a new broadcast television network in Colombia and a Spanish-language OTT service in the U.S and other digital assets.

Contact:

Erica Bartsch

Sloane & Company

212.446.1875

ebartsch@sloanepr.com